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                                                                    EXHIBIT 23.2

     We have issued our report dated March 17, 1995, accompanying the financial statements of Diamond Electronics, Inc. and Subsidiary contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".

NORMAN, JONES, ENLOW & CO.

Columbus, Ohio
April 26, 1996